Exhibit 99

Media Contact:
Christy Phillips 704.383.8178

Investor Contact:
Alice Lehman 704.374.4139

Press Release Monday, October 18, 2004 WACHOVIA CORPORATION INCREASES QUARTERLY DIVIDEND 15% TO 46 CENTS PER SHARE

CHARLOTTE, N.C. – Wachovia Corporation (NYSE:WB) today announced that its board of directors approved a common stock dividend of 46 cents per share, up 15% from the current 40 cents per share. The new common stock dividend is payable on December 15, 2004, to shareholders of record as of the close of business on November 30, 2004.

“Today’s announcement reflects our board’s confidence in Wachovia’s business model and ability to consistently grow earnings while maintaining a strong capital position,” said Ken Thompson, chairman and chief executive officer of Wachovia. “This increase is consistent with our stated guideline for dividend payout, and we are pleased to ensure that our shareholders benefit from the company’s success.”

Upon consummation of the pending merger between Wachovia and SouthTrust Corporation, each share of SouthTrust common stock will be converted into 0.89 shares of Wachovia common stock, and Wachovia shareholders of record as of November 30, 2004, will be entitled to receive the Wachovia dividend. Pursuant to the merger agreement between Wachovia and SouthTrust, in the event that the pending merger has not consummated by November 30, 2004, SouthTrust may declare a dividend on shares of SouthTrust common stock equal to $0.4094 per share, the result obtained by multiplying the Wachovia common stock dividend rate per share of $0.46 by the 0.89 exchange ratio. This dividend rate represents a 70.6% increase from SouthTrust’s current common stock dividend rate of $0.24 per share of SouthTrust common stock.

As announced on October 15, 2004, Wachovia has received Federal Reserve approval of its application. Both companies will hold shareholder meetings on October 28, 2004. The companies anticipate closing the transaction on or about November 1, 2004, contingent on shareholder approval of both companies.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with retail operations from Connecticut to Florida and retail brokerage operations nationwide. Wachovia had assets of $436.7 billion, market capitalization of $61.4 billion and stockholders’ equity of $33.9 billion at September 30, 2004.

Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 12 million client relationships (including households and businesses), primarily in 11 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, serves clients in 49 states. Global services are offered through 33 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

Additional Information

The proposed merger will be submitted to Wachovia’s and SouthTrust’s shareholders for their consideration. Stockholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction between Wachovia and SouthTrust and any other relevant documents filed with the SEC because they contain important information. You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and SouthTrust, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents at www.wachovia.com under the tab “Inside Wachovia – Investor Relations” and then under the heading “Financial Reports – SEC Filings”. You may also obtain these documents at www.southtrust.com under the tab “About SouthTrust”, then under “Investor Relations” and then under “SEC Documents”. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704)-374-6782, or to SouthTrust Corporation, P. O. Box 2554, Birmingham, AL 35290, (205)-254-5187. Additional copies of the joint proxy statement/prospectus may also be obtained by contacting Wachovia’s proxy solicitor, Georgeson Shareholder Communications, toll free at 1-800-255-8670, or SouthTrust’s proxy solicitor, Morrow & Co., Inc., toll free at 1-877-366-1576.